Exhibit 99.2

SAKS TO DECLARE SPECIAL $4 PER SHARE CASH DIVIDEND

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (March 1, 2006) – Retailer Saks Incorporated (NYSE: SKS) (the “Company” or “Saks”) today announced that its Board of Directors has adopted a resolution expressing the Board’s intention to declare a special cash dividend of $4 per common share immediately following the closing of the sale of the Company’s Northern Department Store Group (“NDSG”) to The Bon-Ton Stores, Inc. (NASDAQ: BONT; “Bon-Ton”). The Company expects to complete the NDSG sale by March 13, 2006, which will generate for the Company after-tax cash proceeds of approximately $1.0 billion.

The Board’s intention is that the special dividend, when declared, would be payable on May 1, 2006 to shareholders of record as of April 14, 2006. When declared, the dividend payout would total approximately $550 million based on the current shares outstanding.

Douglas E. Coltharp, Chief Financial Officer of the Company, commented, “We believe this special dividend will represent an efficient and straightforward way to distribute to all of our shareholders a substantial portion of the NDSG sale proceeds.”

Coltharp added, “Following the sale of NDSG and the declaration and payment of the $4 per share special dividend, we expect to have approximately $400 million of invested cash. We plan to maintain a portion of this cash to provide flexibility for further balance sheet refinements, to invest in our core businesses, and to cover any transition costs related to the disposition of Proffitt’s/McRae’s and NDSG. Our current plan is to target any residual cash for additional shareholder distributions in the form of share repurchases, an additional dividend, or a combination of both. The pool of funds available for future shareholder distributions may be augmented by the net proceeds from any monetization of our Parisian business resulting from the strategic alternatives process currently underway.”

Company and Additional Transaction Information

The Company operates Saks Fifth Avenue Enterprises (“SFAE”) which is comprised of 55 Saks Fifth Avenue luxury department stores, 50 Saks Off 5th outlet stores, and saks.com.

The Company also currently operates Saks Department Store Group (“SDSG”) consisting of the Northern Department Store Group (“NDSG”) (operating 142 department stores under the Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store nameplates), 40 Parisian specialty department stores, and 57 Club Libby Lu specialty stores. The Company has agreed to

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sell NDSG to Bon-Ton for approximately $1.1 billion in cash plus the assumption of approximately $85 million of liabilities. The transaction is expected to close by March 13, 2006. Closing of the NDSG transaction is subject to certain conditions, including Bon-Ton’s financing for the transaction and various other customary conditions. Bank of America, N.A. has executed a commitment letter with Bon-Ton to provide for the financing of the transaction, subject to the conditions that are contained in the commitment letter. In January 2006, the Company announced that it is exploring strategic alternatives for Parisian.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; the effects of the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005; the ability of The Bon-Ton Stores, Inc. to obtain financing to complete its purchase of the Company’s NDSG business; and the success of the Company’s exploration of strategic alternatives for its Parisian business. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 29, 2005 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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